Exhibit 99.1

Contact:
Keith Schneck	Robert East
eResearchTechnology, Inc.	Westwicke Partners, LLC
215-282-5566	410-321-9652

ERT FILES SHELF REGISTRATION STATEMENT

PHILADELPHIA November 10, 2010/PRNewswire-FirstCall/ — eResearchTechnology, Inc. (ERT), (Nasdaq: ERES - News), a global provider of technology and services to the pharmaceutical, biotechnology, and medical device industries, today announced it has filed a shelf registration statement on Form S-3 with the Securities and Exchange Commission (the “SEC”). While the Company does not have the present intention to conduct an offering of securities registered pursuant to the registration statement, the registration statement, when declared effective by the SEC, will permit the Company to offer and sell from time to time in one or more public offerings up to $150 million aggregate dollar amount of its securities, which may consist of any combination of the Company’s debt securities, shares of preferred stock (either separately or represented by depositary shares), common stock and warrants, as well as units that include any of these securities, on terms, in each case, established at the time of the offering.

A registration statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of such securities under the securities laws of any such jurisdiction. Any offering may be made only by means of the prospectus included in the registration statement and one or more related prospectus supplements that may be used with respect to such offering.

About eResearchTechnology, Inc.

Based in Philadelphia, PA, eResearchTechnology, Inc. (http://www.ert.com) is a global provider of technology and services to the pharmaceutical, biotechnology and medical device industries. The Company is the market leader in providing centralized core-diagnostic electrocardiographic (ECG) technology and services to evaluate cardiac safety in clinical development. It is also a leading provider of centralized respiratory technology and services to evaluate pulmonary function efficacy and safety in clinical development.  ERT also provides solutions to streamline the clinical trials process by automating the collection, analysis, and distribution of ePRO clinical data using multi-mode technology in all phases of clinical development as well as providing selected medical devices for the clinical trials and healthcare industries.